Exhibit 99.1
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: August 5, 2009
Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ Symbol: CACC
CREDIT ACCEPTANCE ANNOUNCES
SECOND QUARTER 2009 EARNINGS
Southfield, Michigan — August 5, 2009 — Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “we”, “our”, or “us”) announced consolidated net income of $36.2 million, or $1.15 per diluted share, for the three months ended June 30, 2009 compared to consolidated net income of $10.3 million, or $0.33 per diluted share, for the same period in 2008. For the six months ended June 30, 2009, consolidated net income was $65.2 million, or $2.08 per diluted share, compared to consolidated net income of $28.0 million, or $0.90 per diluted share, for the same period in 2008.
Adjusted net income, a non-GAAP financial measure, for the three months ended June 30, 2009 was $30.1 million, or $0.96 per diluted share, compared to $20.2 million, or $0.65 per diluted share, for the same period in 2008. For the six months ended June 30, 2009, adjusted net income was $54.8 million, or $1.75 per diluted share, compared to adjusted net income of $37.0 million, of $1.19 per diluted share, for the same period in 2008.
Refer to our Form 10-Q, filed today with the Securities and Exchange Commission, which will appear on our website at creditacceptance.com, for a complete discussion of the results of operations and financial data for the three and six months ended June 30, 2009.

Consumer Loan Performance
We use a statistical model to estimate the expected collection rate for each consumer loan at inception. We continue to evaluate the expected collection rate of each consumer loan subsequent to inception. Our evaluation becomes more accurate as the consumer loans age, as we use actual performance data in our forecast. By comparing our current expected collection rate for each consumer loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast. The following table compares our forecast of consumer loan collection rates as of June 30, 2009, with the forecasts as of March 31, 2009, as of December 31, 2008 and at the time of assignment, segmented by year of assignment:

Consumer
Loan	Forecasted Collection Percentage as of				Variance in Forecasted Collection Percentage from
Assignment	June 30,	March 31,	December 31,	Initial	March 31,	December 31,	Initial
Year	2009	2009	2008	Forecast	2009	2008	Forecast
2000	72.6%	72.5%	72.5%	72.8%	0.1%	0.1%	-0.2%
2001	67.4%	67.4%	67.4%	70.4%	0.0%	0.0%	-3.0%
2002	70.5%	70.4%	70.4%	67.9%	0.1%	0.1%	2.6%
2003	73.8%	73.8%	73.8%	72.0%	0.0%	0.0%	1.8%
2004	73.3%	73.3%	73.4%	73.0%	0.0%	-0.1%	0.3%
2005	74.0%	74.1%	74.1%	74.0%	-0.1%	-0.1%	0.0%
2006	70.5%	70.5%	70.3%	71.4%	0.0%	0.2%	-0.9%
2007	68.3%	68.2%	67.9%	70.7%	0.1%	0.4%	-2.4%
2008	68.4%	67.9%	67.9%	69.7%	0.5%	0.5%	-1.3%
2009 (1)	72.3%	69.3%	—	70.6%	3.0%	—	1.7%

(1)	The forecasted collection rate for 2009 consumer loans as of June 30, 2009 includes both consumer loans that were in our portfolio as of March 31, 2009 and consumer loans received during the most recent quarter. The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of
	June 30,	March 31,
2009 Consumer Loan Assignment Period	2009	2009	Variance
January 1, 2009 through March 31, 2009	72.8%	69.3%	3.5%
April 1, 2009 through June 30, 2009	71.7%	—	—
Consumer loan performance for the three and six months ended June 30, 2009 exceeded our forecasts at March 31, 2009 and December 31, 2008. As a general rule, for GAAP results, improvements in forecasted collection rates are recorded over time as yield adjustments. However, when forecasted collection rates improve on previously impaired loan pools, the improvement is recorded as a reversal of previously recorded loan loss provisions. During the three and six months ended June 30, 2009, forecasted collection rates increased and a portion of this increase was recorded as a reversal of previously recorded loan provisions. This reversal positively impacted 2009 GAAP results and caused GAAP net income to exceed adjusted net income for the first six months of 2009.
As a result of current economic conditions and uncertainty about future conditions, we continue to be cautious about our forecasts of future collection rates. However, we believe our current estimates are reasonable for the following reasons:
•	Our forecasts start with the assumption that consumer loans in our current portfolio will perform like historical consumer loans with similar attributes.

•	During 2008, we reduced our forecasts on consumer loans assigned in 2006 through 2008 as these consumer loans began to perform worse than expected. Additionally, we adjusted our estimated timing of future net cash flows to reflect recent trends relating to consumer loan prepayments.

•	During 2008, and during the first quarter of 2009, we reduced the expected collection rate on new consumer loan assignments. The reductions reflect both the experience to date on 2006 through 2008 consumer loans as well as an expectation that the external environment will continue to negatively impact consumer loan performance.

•	Our current forecasting methodology, when applied against historical data, produces a consistent forecasted collection rate as the consumer loans age.
Although current economic uncertainty increases the risk of poor consumer loan performance, we set prices at consumer loan inception to increase the likelihood of achieving an acceptable return on capital, even if collection results are worse than we currently forecast.

The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of June 30, 2009. Payments of dealer holdback and accelerated payments of dealer holdback are not included in the advance percentage paid to the dealer-partner. All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest). The table includes both dealer loans and purchased loans.

	As of June 30, 2009
	Forecasted			% of Forecast
Loan Assignment Year	Collection %	Advance %	Spread %	Realized
2000	72.6%	47.9%	24.7%	99.4%
2001	67.4%	46.0%	21.4%	99.1%
2002	70.5%	42.2%	28.3%	98.7%
2003	73.8%	43.4%	30.4%	98.4%
2004	73.3%	44.0%	29.3%	97.7%
2005	74.0%	46.9%	27.1%	96.8%
2006	70.5%	46.6%	23.9%	88.8%
2007	68.3%	46.5%	21.8%	67.7%
2008	68.4%	44.6%	23.8%	39.7%
2009	72.3%	43.4%	28.9%	10.6%
The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), and the spread (the forecasted collection rate less the advance rate) as of June 30, 2009 for purchased loans and dealer loans separately:

		Forecasted
	Loan Assignment Year	Collection %	Advance %	Spread %
Purchased loans	2007	68.2%	48.8%	19.4%
	2008	67.4%	46.7%	20.7%
	2009	71.9%	45.5%	26.4%

Dealer loans	2007	68.4%	45.9%	22.5%
	2008	68.9%	43.5%	25.4%
	2009	72.5%	42.9%	29.6%
Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require the Company to pay dealer holdback. The increase in the spread between the forecasted collection rate and the advance rate during 2008 and 2009 occurred as a result of pricing changes implemented during the first nine months of 2008 and improving forecasted collection rates during the first six months of 2009.

Access to Capital
During the second quarter of 2009, we extended the maturity of the line of credit facility with a commercial bank syndicate from June 22, 2010 to June 23, 2011, and we reduced the amount of the facility from $153.5 million to $140.0 million. The interest rate on borrowings under the facility was increased from the prime rate minus 0.60% or the Eurodollar rate plus 1.25%, at the Company’s option, to the prime rate plus 1.0% or the Eurodollar rate plus 2.75%, at the Company’s option. The Eurodollar rate is subject to a floor of 1.50%. In addition, certain financial covenants were modified as follows:
•	The maximum funded debt to tangible net worth ratio was reduced from 4.0 to 1.0 to a ratio of 3.25 to 1.0

•	The minimum fixed charge coverage ratio was increased from 1.75 to 1.0 to a ratio of 2.0 to 1.0

•	The minimum asset coverage ratio was increased from 1.0 to 1.0 to a ratio of 1.1 to 1.0
On August 26, 2009, our $325.0 million warehouse facility and our $50.0 million residual credit facility (collectively referred to as the “maturing facilities”) mature. If we are unsuccessful in renewing the maturing facilities, and alternative financing cannot be obtained, loan origination volume will be impacted. As of June 30, 2009, $255.9 million was outstanding under the $325.0 million warehouse facility. In the event that this facility is not renewed, no further advances would be made under the facility, and the amount outstanding would be repaid by the proceeds from the loans securing the facility. We currently expect such amounts to be repaid over time as collections on such loans are received, even if the lender under such facility has the right to cause the loans securing the facility to be sold to repay the outstanding indebtedness. Although the facility is non-recourse to the Company, the sale of the loans by the lender at less than their book value could result in significant losses to the Company. As of June 30, 2009, the book value of the loans was $339.6 million. No amounts were outstanding under the $50.0 million residual credit facility as of June 30, 2009. In the event that this facility is not renewed, any amounts then outstanding under this facility are required to be repaid in full at maturity. Given current conditions in the credit markets, there can be no assurance that the maturing facilities will be renewed or that alternative financing will be obtained. In addition, we may be required to incur significant fees or other costs in connection with extending or replacing these facilities.
On May 23, 2010, our $50.0 million warehouse facility ceases to revolve. After this date, amounts outstanding on the facility will be repaid over time as collections on the loans securing the facility are received until May 23, 2011, at which time all principal and interest is due in full. As of June 30, 2009, $50.0 million was outstanding under this facility.
Our loan origination volume for the remainder of 2009 and 2010 will depend on our success in securing additional financing and renewing our existing debt facilities. The following two tables summarize estimated loan origination volumes under two scenarios: (1) the maturing facilities are renewed (or replaced); and (2) the maturing facilities are not renewed (or replaced). Under both scenarios, it is assumed that no additional capital will be obtained and the $50.0 million warehouse facility will not be renewed when it ceases to revolve in May 2010.

		Maximum for the Year Ended December 31, 2009
		Assuming Maturing	Assuming Maturing Facilities
	Year Ended	Facilities are Renewed	are Not Renewed
(Dollars in millions)	December 31, 2008	(or Replaced)	(or Replaced)
Loan origination volume	$805	$635	$575
Average loans receivable balance, net	$967	$1,060	$1,050

Range for the Year Ended December 31, 2010
	Assuming Maturing	Assuming Maturing Facilities
	Facilities are Renewed	are Not Renewed
(Dollars in millions)	(or Replaced)	(or Replaced)
Loan origination volume	$775 - $825	$445 - $495
Average loans receivable balance, net	$1,115 - $1,135	$925 - $950
For the six months ended June 30, 2009, loan origination volume was $350.6 million.

Loan Volume
The following table summarizes the changes in consumer loan unit volume and active dealer-partners:

	Three Months Ended June 30,
	2009	2008	% change
Consumer loan unit volume	26,519	31,639	-16.2%
Active dealer-partners (1)	2,304	2,291	0.6%

Average volume per active dealer-partner	11.5	13.8	-16.7%

Consumer loan unit volume from dealer-partners active both periods	17,497	22,496	-22.2%
Dealer-partners active both periods	1,283	1,283	0.0%

Average volume per dealer-partners active both periods	13.6	17.5	-22.2%

Consumer loan unit volume from new dealer-partners	1,583	1,563	1.3%
New active dealer-partners (2)	276	291	-5.2%

Average volume per new active dealer-partners	5.7	5.4	5.6%

Attrition (3)	-28.9%	-19.5%

(1)	Active dealer-partners are dealer-partners who have received funding for at least one dealer loan or purchased loan during the period.

(2)	New active dealer-partners are dealer-partners who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the periods presented.

(3)	Attrition is measured according to the following formula: decrease in consumer loan unit volume from dealer-partners who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period consumer loan unit volume.
The following table summarizes changes in consumer loan dollar and unit volume in each of the last six quarters as compared to the same period in the previous year:

	Consumer Loans
	Year over Year Percent Change
Three Months Ended	Dollar Volume	Unit Volume
March 31, 2008	28.5%	16.0%
June 30, 2008	40.6%	26.1%
September 30, 2008	27.5%	26.9%
December 31, 2008	-21.0%	-13.4%
March 31, 2009	-26.3%	-13.0%
June 30, 2009	-30.2%	-16.2%
Unit and dollar volume declined during the first two quarters of 2009 as compared to the same periods in 2008 due to pricing changes implemented during the first nine months of 2008.
The following table summarizes key information regarding purchased loans:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
New purchased loan unit volume as a percentage of total unit volume	14.0%	34.6%	16.1%	31.9%
New purchased loan dollar volume as a percentage of total dollar volume	17.0%	39.2%	19.4%	36.6%
For the three and six months ended June 30, 2009, new purchased loan unit and dollar volume as a percentage of total unit and dollar volume, respectively, decreased as compared to 2008 due to pricing changes implemented during the first nine months of 2008.
As of June 30, 2009 and 2008, the net purchased loan receivable balance was 29.3% and 27.5%, respectively, of the total net receivable balance.

Adjusted Financial Results
Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine incentive compensation. The table below shows our results following adjustments to reflect non-GAAP accounting methods. These adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Program Fee Yield Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, adjusted operating expenses, and economic profit are all non-GAAP financial measures. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.
Adjusted financial results for the three and six months ended June 30, 2009, compared to the same period in 2008, include the following:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(Dollars in thousands, except per share data)	2009	2008	% Change	2009	2008	% Change

Adjusted average capital	$1,007,336	$988,619	1.9%	$1,002,366	$927,125	8.1%
Adjusted net income	$30,131	$20,191	49.2%	$54,845	$36,960	48.4%
Adjusted interest expense after-tax	$4,736	$6,602	-28.3%	$9,941	$12,916	-23.0%
Adjusted net income plus interest expense after-tax	$34,867	$26,793	30.1%	$64,786	$49,876	29.9%
Adjusted return on capital	13.9%	10.8%	28.7%	12.9%	10.8%	19.4%
Cost of capital	6.6%	6.4%	3.1%	6.2%	6.5%	-4.6%
Economic profit	$18,493	$10,957	68.8%	$33,379	$19,838	68.3%

GAAP diluted weighted average shares outstanding	31,423,187	31,088,428	1.1%	31,285,734	30,970,387	1.0%
Adjusted net income per diluted share	$0.96	$0.65	47.7%	$1.75	$1.19	47.1%
Economic profit increased 68.8% for the three months ended June 30, 2009, and increased 68.3% for the six months ended June 30, 2009, as compared to the same periods in 2008. Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.
For the three months ended June 30, 2009, adjusted average capital grew by 1.9% and the adjusted return on capital increased from 10.8% to 13.9%, as compared to the same period in 2008. For the six months ended June 30, 2009, adjusted average capital grew by 8.1% and the adjusted return on capital increased from 10.8% to 12.9%, as compared to the same period in 2008. The increase in the return on capital for the three and six month periods was primarily due to the following:
•	Finance charges, as a percentage of adjusted average capital, increased due to pricing changes implemented during the first nine months of 2008 and an increase in forecasted collection rates during the first six months of 2009.

•	Operating expenses, as a percentage of adjusted average capital, decreased due to:
•	Reduced expenses related to information technology.

•	An increased percentage of loan origination costs being deferred due to a decrease in the purchased loan unit volume as a percentage of total unit volume.

•	Lower sales commissions due to a reduction in unit volume.
•	The formation of VSC Re during the fourth quarter of 2008. The VSC Re earnings are recognized on an accrual basis and recorded as premiums earned less a claims provision. Previously, earnings on vehicle service contracts were recorded as other income and realized when profit sharing payments were received from third party administrators. The following table shows the after-tax earnings from VSC Re and profit sharing payments received and recorded as other income for the three and six months ended June 30, 2009 and 2008:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2009	2008	2009	2008
Premiums earned less provision for claims, after-tax	$1,491	$—	$2,529	$—
Earnings from profit sharing payments, after-tax	—	9	74	1,404

	$1,491	$9	$2,603	$1,404

The following table shows adjusted revenue and adjusted operating expenses as a percentage of adjusted average capital and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same periods in the prior year:

	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2009	2009	2008	2008	2008	2008	2007	2007
Adjusted revenue as a percentage of adjusted average capital	32.7%	30.7%	30.2%	28.9%	28.5%	30.7%	31.7%	32.5%

Adjusted operating expenses as a percentage of adjusted average capital	10.7%	11.6%	11.1%	10.8%	11.3%	13.6%	14.7%	13.6%

Adjusted return on capital	13.9%	12.0%	12.1%	11.4%	10.8%	10.7%	10.7%	11.8%

Percentage change in adjusted average capital compared to the same period in the prior year	1.9%	15.2%	30.4%	42.3%	39.6%	37.5%	35.5%	34.2%

The following tables show how non-GAAP measures reconcile to GAAP measures. All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate. Amounts do not recalculate due to rounding.

	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in thousands, except per share data)	2009	2008	% Change	2009	2008	% Change
Adjusted net income
GAAP net income	$36,185	$10,344	249.8%	$65,186	$27,964	133.1%
Floating yield adjustment (after-tax)	(5,882)	9,536		(10,227)	7,771
Program fee yield adjustment (after-tax)	203	653		523	1,197
(Gain) loss from discontinued United Kingdom segment (after-tax)	(35)	35		(24)	(4)
Interest expense related to interest rate swap agreement	(147)	(375)		(360)	157
Adjustment to record taxes at 37%	(193)	(2)		(253)	(125)

Adjusted net income	$30,131	$20,191	49.2%	$54,845	$36,960	48.4%

Adjusted net income per diluted share	$0.96	$0.65	47.7%	$1.75	$1.19	47.1%
Diluted weighted average shares outstanding	31,423,187	31,088,428	1.1%	31,285,734	30,970,387	1.0%

Adjusted average capital
GAAP average debt	$604,863	$686,148	-11.8%	$614,571	$635,471	-3.3%
GAAP average shareholders’ equity	388,242	295,771	31.3%	370,402	285,334	29.8%
Floating yield adjustment	15,243	9,326		18,536	9,201
Program fee yield adjustment	(1,012)	(2,626)		(1,143)	(2,881)

Adjusted average capital	$1,007,336	$988,619	1.9%	$1,002,366	$927,125	8.1%

Adjusted return on capital
Adjusted net income	$30,131	$20,191		$54,845	$36,960
Adjusted interest expense after-tax	4,736	6,602		9,941	12,916

Adjusted net income plus interest expense after-tax	$34,867	$26,793	30.1%	$64,786	$49,876	29.9%

Adjusted return on capital (1)	13.9%	10.8%	28.7%	12.9%	10.8%	19.4%

Economic profit
Adjusted return on capital	13.9%	10.8%		12.9%	10.8%
Cost of capital (2)	6.6%	6.4%		6.2%	6.5%

Adjusted return on capital in excess of cost of capital	7.3%	4.4%		6.7%	4.3%
Adjusted average capital	$1,007,336	$988,619		$1,002,366	$927,125

Economic profit	$18,493	$10,957	68.8%	$33,379	$19,838	68.3%

(1)	Adjusted return on capital is defined as annualized adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(2)	The cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 — tax rate) x (the average 30 year treasury rate + 5% — pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)]. For the three months ended June 30, 2009 and 2008, the average 30 year treasury rate was 4.1% and 4.4%, respectively. The adjusted pre-tax average cost of debt was 5.0% and 6.1%, respectively. For the six months ended June 30, 2009 and 2008, the average 30 year treasury rate was 3.8% and 4.5%, respectively. The adjusted pre-tax average cost of debt was 5.1% and 6.5%, respectively.

	Quarter Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)	2009	2009	2008	2008	2008	2008	2007	2007
Adjusted net income
GAAP net income	$36,185	$29,001	$18,556	$20,657	$10,344	$17,620	$12,484	$14,742
Floating yield adjustment (after-tax)	(5,882)	(4,345)	4,125	1,183	9,536	(1,765)	1,591	1,265
Program fee yield adjustment (after-tax)	203	320	372	506	653	544	1,353	925
(Gain) loss from discontinued United Kingdom segment (after-tax)	(35)	11	221	(326)	35	(39)	(219)	(1,273)
Litigation	—	—	—	—	—	—	—	91
Interest expense related to interest rate swap agreement	(147)	(213)	242	(179)	(375)	532	302	—
Adjustment to record taxes at 37%	(193)	(60)	56	419	(2)	(123)	(639)	4

Adjusted net income	$30,131	$24,714	$23,572	$22,260	$20,191	$16,769	$14,872	$15,754

Adjusted revenue
GAAP total revenue	$92,373	$87,888	$86,296	$80,107	$75,005	$70,778	$63,232	$61,058
Floating yield adjustment	(9,336)	(6,898)	6,546	1,880	15,137	(2,800)	2,525	2,008
Program fee yield adjustment	322	507	590	804	1,036	863	2,150	1,470
Provision for credit losses	3,766	(167)	(14,252)	(8,278)	(20,782)	(2,479)	(6,345)	(5,629)
Provision for claims	(4,829)	(4,809)	(2,650)	13	(9)	(5)	(4)	4

Adjusted revenue	$82,296	$76,521	$76,530	$74,526	$70,387	$66,357	$61,558	$58,911

Adjusted average capital
GAAP average debt	$604,863	$624,279	$665,635	$706,637	$686,148	$584,794	$515,031	$477,930
GAAP average shareholders’ equity	388,242	352,562	331,402	308,990	295,771	274,897	256,838	243,922
Floating yield adjustment	15,243	21,829	18,643	18,002	9,326	9,076	9,784	8,348
Program fee yield adjustment	(1,012)	(1,274)	(1,609)	(2,048)	(2,626)	(3,136)	(4,011)	(5,316)

Adjusted average capital	$1,007,336	$997,396	$1,014,071	$1,031,581	$988,619	$865,631	$777,642	$724,884

Adjusted revenue as a percentage of adjusted average capital	32.7%	30.7%	30.2%	28.9%	28.5%	30.7%	31.7%	32.5%

Adjusted return on capital
Adjusted net income	$30,131	$24,714	$23,572	$22,260	$20,191	$16,769	$14,872	$15,754
Adjusted interest expense after-tax	4,736	5,205	6,994	7,081	6,602	6,313	5,928	5,689

Adjusted net income plus interest expense after-tax	$34,867	$29,919	$30,566	$29,341	$26,793	$23,082	$20,800	$21,443

Adjusted return on capital	13.9%	12.0%	12.1%	11.4%	10.8%	10.7%	10.7%	11.8%

Adjusted operating expenses
GAAP salaries and wages	$16,515	$17,121	$17,788	$16,766	$16,699	$17,740	$16,823	$13,620
GAAP general and administrative	6,897	7,998	6,785	6,975	6,627	7,124	6,729	7,266
GAAP sales and marketing	3,566	3,921	3,446	4,103	4,556	4,671	5,003	3,855
Litigation	—	—	—	—	—	—	—	(145)

Adjusted operating expenses	$26,978	$29,040	$28,019	$27,844	$27,882	$29,535	$28,555	$24,596

Adjusted operating expenses as a percentage of adjusted average capital	10.7%	11.6%	11.1%	10.8%	11.3%	13.6%	14.7%	13.6%

Percentage change in adjusted average capital compared to the same period in the prior year	1.9%	15.2%	30.4%	42.3%	39.6%	37.5%	35.5%	34.2%

Floating Yield Adjustment
The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.
Finance charge revenue equals the cash inflows from our loan portfolio less cash outflows to acquire the loans. Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan. With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage. Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense. The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time. The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.
We believe floating yield earnings are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.
Program Fee Yield Adjustment
The purpose of this adjustment is to make revenue from program fees comparable across time periods. In 2001, we began charging dealer-partners a monthly program fee of $599. Effective January 1, 2007, we implemented a change in the way these fees are charged designed to positively impact dealer-partner attrition. We continue to charge a monthly program fee of $599, but instead of collecting the fee in the current period, we collect it from future dealer holdback payments.
As a result of this change, (as of January 1, 2007) we record program fees on a GAAP basis as a yield adjustment, recognizing these fees as finance charge revenue over the term of the dealer loan because collection is dependent on the future cash flows of the loan. Previously, we had recorded the fee as program fee revenue in the month the fee was charged. The current GAAP treatment is more consistent with the cash economics of the business.
To allow for proper comparisons between periods, we make an adjustment to our financial results as though program fees had always been recorded as a yield adjustment. The program fee adjustment will become less significant in future periods. The program fee adjustment is projected to be $0.8 million and $0.3 million in 2009 and 2010, respectively. We believe the adjustment will be immaterial starting in 2011.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan”, “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2008, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:
•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to continue to access or renew funding sources and obtain capital on favorable terms needed to maintain and grow the business.

•	Requirements under credit facilities to meet financial and portfolio performance covenants.

•	The conditions of the U.S. and international capital markets may adversely affect lenders the Company has relationships with, causing us to incur additional cost and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flow to service our outstanding debt and fund operations.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•	The regulation to which we are subject could result in a material adverse affect on our business.

•	Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market, could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with certain services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our inability to properly safeguard confidential consumer information.

•	Our operations could suffer from telecommunications or technology downtime or increased costs.

•	Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations.
Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2009	2008	2009	2008
Revenue:
Finance charges	$81,124	$70,827	$157,850	$134,502
Premiums earned	7,201	21	13,661	53
Other income	4,048	4,157	8,750	11,228

Total revenue	92,373	75,005	180,261	145,783

Costs and expenses:
Salaries and wages	16,515	16,699	33,636	34,439
General and administrative	6,897	6,627	14,895	13,751
Sales and marketing	3,566	4,556	7,487	9,227
Provision for credit losses	(3,790)	20,760	(3,626)	23,409
Interest	7,285	9,884	15,208	20,748
Provision for claims	4,829	9	9,638	14

Total costs and expenses	35,302	58,535	77,238	101,588

Operating income	57,071	16,470	103,023	44,195
Foreign currency gain (loss)	3	—	6	(13)

Income from continuing operations before provision for income taxes	57,074	16,470	103,029	44,182
Provision for income taxes	20,924	6,091	37,867	16,222

Income from continuing operations	36,150	10,379	65,162	27,960

Discontinued operations
Gain (loss) from discontinued United Kingdom operations	49	(12)	34	44
Provision for income taxes	14	23	10	40

Gain (loss) from discontinued operations	35	(35)	24	4

Net income	$36,185	$10,344	$65,186	$27,964

Net income per common share:
Basic	$1.18	$0.34	$2.14	$0.93

Diluted	$1.15	$0.33	$2.08	$0.90

Income from continuing operations per common share:
Basic	$1.18	$0.34	$2.14	$0.93

Diluted	$1.15	$0.33	$2.08	$0.90

Gain (loss) from discontinued operations per common share:
Basic	$—	$—	$—	$—

Diluted	$—	$—	$—	$—

Weighted average shares outstanding:
Basic	30,600,531	30,252,873	30,510,439	30,179,877
Diluted	31,423,187	31,088,428	31,285,734	30,970,387

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

	As of
	June 30,	December 31,
	2009	2008
(Dollars in thousands, except per share data)	(Unaudited)
ASSETS:
Cash and cash equivalents	$1,609	$3,154
Restricted cash and cash equivalents	75,663	80,333
Restricted securities available for sale	2,905	3,345

Loans receivable (including $14,125 and $15,383 from affiliates as of June 30, 2009 and December 31, 2008, respectively)	1,184,094	1,148,752
Allowance for credit losses	(127,153)	(130,835)

Loans receivable, net	1,056,941	1,017,917

Property and equipment, net	19,635	21,049
Other assets	14,539	13,556

Total Assets	$1,171,292	$1,139,354

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$84,691	$83,948
Line of credit	113,900	61,300
Secured financing	470,716	574,175
Mortgage note and capital lease obligations	5,498	6,239
Deferred income taxes, net	88,494	75,060
Income taxes payable	832	881

Total Liabilities	764,131	801,603

Shareholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 30,869,525 and 30,666,691 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	308	306
Paid-in capital	15,130	11,829
Retained earnings	393,364	328,178
Accumulated other comprehensive loss, net of tax of $937 and $1,478 at June 30, 2009 and December 31, 2008, respectively	(1,641)	(2,562)

Total Shareholders’ Equity	407,161	337,751

Total Liabilities and Shareholders’ Equity	$1,171,292	$1,139,354